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                                                                   EXHIBIT (10q)
[R RUSSELL LOGO]                                     JACK WARD
                                                     CHAIRMAN, PRESIDENT AND CEO


                                December 8, 1998


Mr. Floyd G. Hoffman
30 Westwood Lane
Lincolnshire, Illinois 60069

Dear Floyd:

         I am delighted to offer you the position of Senior Vice President, General Counsel and Secretary of Russell Corporation ("Russell") based on the terms set forth below:

         1.       You will start no later than January 17, 1999.

         2. Your annual salary will be $230,000. Since our review cycle is March 1, your first increase will be March 1, 2000.

         3. You will be eligible for an annual bonus of 100% with a midpoint (target) of 50%. Russell will guarantee you a 50% bonus for 1999.

         4. You will receive stock options for 50,000 shares of Russell stock based on the price on your first day of work. This is a combination of a hiring incentive and a move up of options that would normally be given in February.

         5. Russell will pay your relocation expenses grossed up for taxes. This includes Russell or its agent purchasing your house at fair market value after a reasonable period of time for you to sell it on your own in accordance with the terms of Russell's relocation policy which will be applicable to specific employees and which we expect to announce shortly.

         6. In case a former employer exercises its discretion to cause you to forfeit, solely as a result of your coming to work for Russell, any shares of restricted stock (together with the accumulated dividends thereon) which your former employer granted to you and which in accordance with your agreements with your former employer you are still eligible to receive on the date hereof, Russell will promptly grant you a number of restricted shares of Russell Corporation stock that have a fair market value as of their grant date equal to the fair market value of the restricted stock and the related accumulated dividends, in each case determined as of the forfeiture date and without reduction for such risk of forfeiture. Those Russell shares will be issued as restricted shares under Russell's long-term incentive plan and will vest over a three-year period from the date of issuance, one third of such shares to vest each year. You will make every reasonable effort to avoid such forfeiture, and Russell will reimburse you for any reasonable legal fees that you may incur in doing so.

RUSSELL CORPORATION
755 LEE STREET - P.O. BOX 272
ALEXANDER CITY, ALABAMA 35011-0272 - (256) 500-5900 - FAX (256) 500-5995

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Mr. Floyd G. Hoffman
December 8, 1998
Page Two


     7. If Russell terminates your employment without cause or you terminate because of constructive discharge, you will receive:

          - one year's salary and one year's bonus at target payable on Russell's regular payment dates for such items during the year following your termination (which amounts will be paid to unless you are employed during such period by a competitor of Russell);

          - immediate vesting of all stock options or other equity awards, and you will be treated with respect to these options and awards as if you were a retiree under the Russell's long-term incentive plan;

          - payment of the relocation expenses of a move back to Chicago on the same basis as item 5 above sets forth for the move to Russell's location, if you relocate to Chicago during the year following your termination (provided you are not being employed by a competitor of Russell); and

          - continued coverage under the Russell medical and life insurance benefit plans applicable to executives for one year following termination of employment.

          "Cause" for this purpose is your committing any felony or other crime involving dishonesty, willful and material wrong doing or your repeated or willful failure to perform duties assigned to you which are consistent with your option in accordance with reasonable directions given to you to perform such duties, but shall not include bad judgment, negligence, any act or omission you believe in good faith to have been in, or not opposed to, the interest of Russell. "Constructive discharge" for this purpose is any termination of employment by you after any action by Russell which results in a diminution or other material adverse change in the position, authority, duties, compensation or benefits of your employment, or that requires (without your consent) a change of more than 25 miles in your place of employment.

     If you agree with the terms outlined above, please inform me in writing to confirm your acceptance of this position. We look forward to your joining us at Russell.


                                        Sincerely yours,
                                        RUSSELL CORPORATION

                                        /s/ Jack Ward

                                        Jack Ward


jk
RUSSELL CORPORATION
755 LEE STREET  -  P.O. BOX 272
ALEXANDER CITY, ALABAMA  35011-0272  - (256) 500-4000